Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders


On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust levelon various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals:

1: Election of Board Members

  Nominees                       Votes For   Authority Withheld Abstentions
  Elliot J. Berv                326,009,773.4     11,257,152.      0.000
  A. Benton Cocanougher         325,898,190.3     11,368,736.      0.000
  Jane F. Dasher                325,981,749.9     11,285,176.      0.000
  Mark T. Finn                  326,021,537.2     11,245,389.      0.000
  Rainer Greeven                325,791,305.4     11,475,621.      0.000
  Stephen Randolph Gross        325,876,625.1     11,390,301.      0.000
  Richard E. Hanson Jr.         325,872,007.9     11,394,918.      0.000
  Diana R. Harrington           325,746,405.9     11,520,520.      0.000
  Susan M. Heilbron             325,931,445.9     11,335,480.      0.000
  Susan B. Kerley               326,017,231.5     11,249,694.      0.000
  Alan G. Merten                326,036,225.5     11,230,700.      0.000
  R. Richardson Pettit          325,970,651.2     11,296,275.      0.000
  R. Jay Gerken                 325,892,587.5     11,374,338.      0.000

Board Members are elected by the shareholders of all of the series of the Trustof which the Fund is a series.

On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Reorganize as Series of a Maryland Business Trust and
(2) Revise,Remove and Convert Fundamental Investment Policies.

1:  Approval of Step 2 of Agreement and Plan of Reorganization

  Item Voted On         Votes For   Votes Against  Abstentions Broker Non-Votes
  Reorganize as Series
  of a Maryland
  Business Trust     62,514,759.935  1,132,076.758 1,311,784.814 2,102,345.000

2: Revise, Remove and Convert Fundamental Investment Policies.

  Items Voted On     Votes For     Votes Against  Abstentions  Broker Non-Votes
  Revise:
  Borrowing Money    62,216,791.981   1,429,835.357 1,311,994.16  2,102,345.000
  Underwriting       62,410,762.862   1,244,144.682 1,303,713.96  2,102,345.000
  Lending            62,180,562.024   1,466,822.682 1,311,236.80  2,102,345.000
  Issuing Senior
  Securities         62,283,863.446   1,329,612.475 1,345,145.58  2,102,345.000
  Real Estate        62,334,469.634   1,280,723.444 1,343,428.42  2,102,345.000
  Commodities        62,295,718.095   1,332,459.300 1,330,444.11  2,102,345.000
  Concentration      62,306,327.452   1,304,915.031 1,347,379.02  2,102,345.000
  Remove:
  Diversification    62,296,060.175   1,389,627.693 1,272,933.63  2,102,345.000
  Purchasing Securities
  on Margin and Making
  Short Sales	     62,178,401.404   1,501,441.382 1,278,778.72  2,102,345.000
  Convert:
  Fundamental to
  Non-Fundament      62,150,167.981   1,510,447.182 1,298,006.34  2,102,345.000